Exhibit 99.1

GeoMet Announces Borrowing Base Increase to $180 Million

Houston, Texas – October 29, 2007...GeoMet, Inc. (NASDAQ: GMET) today announced that a syndicate of commercial banks, led by Bank of America, has completed its mid-year borrowing base determination and established a borrowing base of $180 Million under the Company’s bank credit agreement. As provided in the bank credit agreement, the Company or the banks may require an out-of-cycle borrowing base determination. However, absent such out-of-cycle determination, the $180 Million borrowing base will remain in effect until the next regularly scheduled borrowing base determination on or before June 30, 2008.

Commenting on the increased borrowing base, William C. Rankin, Executive Vice President and CFO, stated, “The increase to $180 Million represents a 20% increase above our existing borrowing base. Not only do we believe this increase provides more than sufficient liquidity to execute our business plan through 2008, but it also demonstrates the continued confidence of our banks in the Company’s existing coalbed methane development projects. We appreciate the continued support of our bank group.”

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged primarily in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information, please visit the Company’s web site at www.geometinc.com or contact Steve Smith at (713) 287-2251 or ssmith@geometcbm.com.

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